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                                        EXHIBIT 12.2
                     PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
 COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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                            Nine Months                                      Year ended December 31,
                               Ended     ----------------------------------------------------------
(dollars in thousands)        9/30/96          1995        1994        1993        1992        1991
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
Earnings:
  Net income                 $  606,179  $1,338,885  $1,007,450  $1,065,495  $1,170,581  $1,026,392
  Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates         (3,024)      3,820      (2,764)      6,895      (3,349)     26,671
  Income tax expense            376,186     895,289     836,767     901,890     895,126     851,534
  Net fixed charges             515,450     715,975     730,965     821,166     802,198     776,682
                             ----------  ----------  ----------  ----------  ----------  ----------
      Total Earnings         $1,494,791  $2,953,969  $2,572,418  $2,795,446  $2,864,556  $2,681,279
                             ==========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                $  435,781  $  627,375  $  651,912  $  731,610  $  739,279  $  697,185
  Interest on short-
    term borrowings              58,788      83,024      77,295      87,819      61,182      77,760
  Interest on capital
    leases                        2,640       2,735       1,758       1,737       1,737       1,737
  Capitalized interest              487         957       2,660      46,055       6,511       6,107
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned subsidiaries           18,565       3,306           -           -           -           -
                             ----------  ----------  ----------  ----------  ----------  ----------
    Total Fixed Charges         516,261     717,397     733,625     867,221     808,709     782,789
                             ----------  ----------  ----------  ----------  ----------  ----------
Preferred Stock Dividends:
  Tax deductible dividends        7,542      11,343       4,672       4,814       5,136       5,136
  Pretax earnings required
    to cover non-tax
    deductible preferred
    stock dividend
    requirements                 29,333      99,984      96,039     108,937     130,147     154,404
                             ----------  ----------  ----------  ----------  ----------  ----------
    Total Preferred
      Stock Dividends            36,875     111,327     100,711     113,751     135,283     159,540
                             ----------  ----------  ----------  ----------  ----------  ----------
  Total Combined Fixed
    Charges and Preferred
    Stock Dividends          $  553,136  $  828,724  $  834,336  $  980,972  $  943,992  $  942,329
                             ==========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Combined Fixed Charges and
  Preferred Stock Dividends        2.70        3.56        3.08        2.85        3.03        2.85
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
Note:  For the purpose of computing the Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates, the Company's equity  in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense); amortization of bond premium, discount and expense; interest on capital leases; pretax earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries; and the after-tax earnings required to cover the preferred security distribution requirements of majority owned subsidiaries.  "Preferred stock dividends" represent the sum of requirements for preferred stock dividends that are deductible for federal income tax purposes increased to an amount representing pretax earnings which would be required to cover such dividend requirements.
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